UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2012

SANTARUS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-50651	33-0734433
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3721 Valley Centre Drive, Suite 400, San Diego, California 92130

(Address of Principal Executive Offices) (Zip Code)

(858) 314-5700

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of April 6, 2012, pursuant to the bylaws of Santarus, Inc. (“Santarus” or the “Company”), the Board of Directors (the “Board”) voted to (1) increase the size of the Board from seven to nine members and (2) appoint Alessandro E. Della Chà and Matthew W. Strobeck, Ph.D. as Class I and Class II directors, respectively, to fill the vacancies on the Board. Mr. Della Chà and Dr. Strobeck will serve as directors until our Annual Meeting of Shareholders in 2013 and 2014, respectively, or until their successors are otherwise elected. At this time, neither Mr. Della Chà nor Dr. Strobeck has been named as a member of any committee of the Board.

Since 1997, Mr. Della Chà, age 48, has been a senior partner of Studio Legale Edoardo Ricci e Associati, a leading boutique commercial law firm in Milan, Italy, and has served as a co-managing director of the firm since 2003. Mr. Della Chà has represented Italian companies and banks in litigation, commercial and bankruptcy matters, with significant experience in the fields of capital market transactions, IPOs, private placements, corporate governance issues and corporate restructurings. Mr. Della Cha currently serves as a director of Cosmo Pharmaceuticals S.p.A., or Cosmo, a subsidiary of which has entered into a strategic collaboration with the Company as discussed below. Mr. Della Chà holds a degree in law from the Università degli Studi di Milano and a Masters in European commercial law from the University of Leicester, England. In selecting Mr. Della Chà to serve as a director, the Board considered, among other things, his industry expertise and legal background. Santarus also benefits from Mr. Della Chà’s international perspective and relationship with a key corporate partner.

On December 15, 2008, the Company entered into a strategic collaboration with Cosmo Technologies Limited, an affiliate of Cosmo, pursuant to which the Company was granted certain exclusive rights to develop and commercialize selected proprietary pharmaceutical products of Cosmo in the U.S. The strategic collaboration is described in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 5, 2012, and a copy of the Company’s license agreement with Cosmo Technologies Limited was filed as Exhibit 10.25 to the Company’s Annual Report on Form 10-K filed with the SEC on March 6, 2009.

Dr. Strobeck, age 39, was a partner, member of the management committee and member of the advisory board of Westfield Capital Management from 2008 to 2011. Dr. Strobeck organized and led the purchase of Westfield in 2008 from Boston Private Bank, and prior to this transaction he was a member of the Westfield investment team since 2003. Dr. Strobeck currently serves as a member of the board of directors of Metabolix, Inc. Dr. Strobeck received a B.S. in biology from St. Lawrence University and a Ph.D. in cellular and molecular biology from the University of Cincinnati. In addition, Dr. Strobeck received an S.M. from the Harvard University-MIT Health Sciences Technology Program and an S.M. from the MIT Sloan School of Management. In selecting Dr. Strobeck to serve as a director, the Board considered, among other things, his valuable financial and business expertise, including his prior service with Westfield Capital Management. Santarus also benefits from Dr. Strobeck’s experience as a director of Metabolix, Inc.

In September 2010, the Company acquired the worldwide rights to SAN-300 through the acquisition of Covella Pharmaceuticals, Inc., or Covella, pursuant to the terms of a merger agreement. Prior to the Company’s acquisition of Covella, Covella was a privately held company owned by a small number of stockholders, which included Dr. Strobeck. Under the terms of the merger agreement, Santarus paid cash and shares of its common stock to the Covella stockholders and may be required to make clinical and regulatory milestone payments and royalty payments to the former Covella stockholders. Dr. Strobeck received $1,761 and 1,971 shares of common stock in initial merger consideration and may be entitled to portions of the additional milestone and royalty payments discussed above. The acquisition of the worldwide rights to SAN-300 pursuant to a merger agreement is described in the Company’s Annual Report on Form 10-K filed with the SEC on March 5, 2012, and a copy of the merger agreement was filed as Exhibit 2.1 to the Company’s Quarterly Report on Form 10-Q/A filed with the SEC on March 8, 2011.

In connection with their appointments, Santarus will grant, on May 15, 2012, to each of Mr. Della Chà and Dr. Strobeck options to purchase 35,000 shares of common stock of Santarus under Santarus’ Amended and Restated 2004 Equity Incentive Award Plan at an exercise price per share based on the closing price of the Santarus’ stock on the Nasdaq Global Select Market on May 15, 2012. One-third (1/3) of the total number of shares subject to the options will vest on the first, second and third anniversaries of the date of grant, subject to continued service for Santarus.

Each of Mr. Della Chà and Dr. Strobeck will enter into the Company’s standard indemnification agreement for directors, the form of which was filed as Exhibit 10.10 to the Company’s Registration Statement on Form S-1 initially filed with the SEC on December 23, 2003.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANTARUS, INC.

Date: April 10, 2012	By:	/s/ Debra P. Crawford
Name: Debra P. Crawford
Title: Senior Vice President and CFO